Exhibit 10.1

SHARE PURCHASE AGREEMENT

PROFESSIONAL DIVERSITY NETWORK, INC.

and

KOALA MALTA LIMITED

THIS SHARE PURCHASE AGREEMENT IS ENTERED INTO ON THIS 27th DAY OF SEPTEMBER OF THE YEAR 2022:

BY AND BETWEEN:

(1)	Professional Diversity Network, Inc., a public company listed in the NASDAQ market (trading symbol: IPDN) incorporated under the laws of the State of Delaware with company tax number 80- 0900177 and having its principal executive office situated at 55 East Monroe Street, Suite 2120, Chicago, Illinois 60603, USA, represented hereon by its Chief Executive Officer, Mr Xin (Adam) He (hereinafter referred to as the ‘Purchaser’);

AND

(2)	Koala Malta Limited, a private limited liability company registered under the laws of Malta with company registration number C 94406 and having its registered office situated at Dragonara Business Centre, 5th Floor, Dragonara Road, St Julian’s STJ 3141, Malta, represented hereon by Mr Mingrui Xu (hereinafter referred to as the ‘Seller’);

(the Purchaser and the Seller are hereinafter jointly referred to as the ‘Parties’ and individually as each ‘Party’)

PREAMBLES

A.	WHEREAS at the Closing Date: The Company has an authorised share capital of seven hundred and thirty thousand Euro (€730,000) and an issued share capital of seven hundred and thirty thousand Euro (€730,000) divided into seven hundred and thirty thousand (730,000) Ordinary shares having a nominal value of one Euro (€1) each, all of which are subscribed and fully paid up by the Seller;

B.	WHEREAS The Company is licensed as a Virtual Financial Assets Service Provider by the MFSA in terms of the VFA Licence and the VFA Act;

C.	WHEREAS the Purchaser is desirous to purchase and acquire from the Seller, which is interested to sell and transfer to the Purchaser, sixty-five thousand, seven hundred (65,700) Ordinary shares (the ‘Shares’) in issue in the capital of the Company, equivalent to nine percent (9%) of the total issued share capital of the Company (the ‘Transaction’);

D.	WHEREAS on the Closing Date the Seller shall procure that Alan Tak Wai Yau shall provide the Purchaser with a share charge over 15% of the issued share capital of Koala Capital Limited (07886666) (“Koala Capital”)(the ‘Share Charge) and that Koala Capital shall provide the Purchaser with a guarantee and indemnity (the “Guarantee”), which Share Charge and Guarantee shall be granted by way of security for a number of obligations as set out therein;

E.	WHEREAS forthwith following the Closing Date (as defined below), the Parties shall procure the notification by the Company to the MFSA of the Transaction and the provision by the Company of any additional information as the MFSA may require on the Transaction (as defined below);

F.	WHEREAS the Purchaser shall, subject to the terms and conditions set out in this Agreement, purchase the Shares from the Seller for a total consideration equivalent to the Purchase Price;

G.	WHEREAS with a view to record their respective rights and obligations in respect of the Transaction, the Parties wish to enter into this Agreement.

IT IS THEREFORE HEREBY AGREED AS FOLLOWS:

1.	DEFINITIONS AND INTERPRETATION

1.1.	Definitions

Unless the context requires otherwise, in this Agreement (including in the preamble), the following words and expressions shall have the following meaning:

‘Affiliate’ means, in relation to any person, (A) any other person controlled by such person or (B) any other person controlling such person alone or jointly with one or more other person. For the purposes of this definition, ‘control’ means the power of a person to secure, directly or indirectly, (whether by the holding of shares, possession of voting rights or by virtue of any other power) that the affairs of such other person are conducted in accordance with his or its wishes, and ‘controlled’ and ‘controlling’ shall be construed accordingly;

‘Agreement’ means this share purchase agreement;

‘Applicable Law’ means any law, statute, order, decree, edict, decision, licence, ordinance, permit, consent, approval, guidelines, agreement or regulation of any governmental body having jurisdiction over the matter or Person in question, or other legislative or administrative action or authorisation of a governmental body, or a final, binding or executory decree, injunction, judgment or order of a court that affects the matter or Person in question;

‘Business’ means the business of the Company in terms of its business plan and its business activities carried on from time to time in accordance with the Company’s objects in terms of its memorandum of association;

‘Business Day’ means any day (other than a Saturday or Sunday or public holiday) when banks in Malta are open for normal business;

‘Closing Date’ means the date of this Agreement as hereinbefore set forth;

‘Companies Act’ means Chapter 386 of the Laws of Malta;

‘Company’ means Koala Crypto Limited, a private limited liability company registered under the laws of Malta with company registration number C 97348 and having its registered office situated at Dragonara Business Centre, 5th Floor, Dragonara Road, St Julian’s STJ 3141, Malta;

‘Consideration Shares’ means such number of common shares in the capital of the Purchaser as determined in terms of Clause 3.2 of this Agreement, credited as fully paid, to be allotted and issued in favour of the Seller pursuant to Clause 3.1 in consideration for the sale of the Shares in terms of this Agreement;

‘Encumbrance’ means any hypothec, privilege, mortgage, pledge, lien, charge, option, easement, right of pre- emption, right of retention of title or any other form of security interest, collateral arrangement or any other form of burden or restriction of whatsoever nature, or any obligation (including any conditional obligation) to create any of the same;

‘FIAU’ means the Financial Intelligence Analysis Unit, as established in terms of the Prevention of Money Laundering Act (Chapter 372 of the laws of Malta);

‘Guarantee’ has the meaning assigned to it in Preamble D;

‘IFRS’ means International Financial Reporting Standards (IFRS) issued by the International Accounting Standards Board and the International Financial Reporting Standards Interpretations Committee as adopted by the European Union;

‘Intellectual Property Rights’ means trademarks, service marks, trade names, domain names, logos, patents, design rights, copyrights database rights and all other similar rights in any part of the world, including know-how, trade secrets and all other similar rights and where those rights are obtained or enhanced by registration, any registration of those rights and applications and rights to apply for those registration;

‘MFSA’ means the Malta Financial Services Authority as established by the Malta Financial Services Authority Act, Chapter 330 of the Laws of Malta;

‘Purchase Price’ has the meaning assigned to it in Clause 3.1 of this Agreement;

‘Registrar’ means the person appointed as the Registrar of Companies in Malta pursuant to the Companies Act;

‘Securities Act’ means the United States Securities Act of 1933, as amended;

‘Share Charge’ has the meaning assigned to it in Preamble D;

‘Shares’ has the meaning assigned to it in Preamble ‘C’;

‘Tax’ or ‘Taxation’ means all forms of local and national taxes, duties, levies, social security contributions or other imposts or withholdings imposed by or payable to any Tax Authority including penalties, additions, interest, costs and expenses relating to such taxes, duties, levies, social security contributions or other imposts or withholdings;

‘Tax Authority’ means any local or national authority in or outside Malta having the power to impose or collect Tax;

‘Transaction’ has the meaning assigned to it in Preamble ‘C’;

‘VFA Act’ means the Virtual Financial Assets Act, Chapter 590 of the Laws of Malta;

‘VFA Licence’ means the ‘Class 4 Virtual Financial Assets Licence’ issued by the MFSA in favour of the Company on the 3rd December 2020;

‘Warranties’ means, collectively, all of the warranties provided by the Parties to each other in terms of Clause 5.

1.1.	Interpretation

Unless the context of this Agreement requires otherwise, the following rules of interpretation shall apply to this Agreement:

(a)	any reference to ‘writing’ or ‘written’ shall mean any method of reproducing words in a legible and non-transitory form; and any reference to a document in the ‘agreed form’ is a reference to a document in a form approved and for the purposes of identification signed by or on behalf of the Parties;

(b)	the rule known as the ejusdem generis rule shall not apply and accordingly:

(i)	general words introduced by the word ‘other’ shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things; and
(ii)	any phrase introduced by the words ‘include’, ‘including’ or ‘in particular’ or any similar words or expression shall be construed as illustrative and shall not be given a restrictive meaning by reason of the fact that they are followed by particular examples intended to be embraced by the general words;

(c)	unless the context otherwise requires, words denoting the singular shall include the plural and vice versa, references to any gender shall include the other gender;

(d)	references to any agreement, instrument, contract or other document shall include any amendment and restatement, supplement, novation or other modification thereto (other than in breach of the provisions of this Agreement) at any time (except as otherwise expressly provided);

(e)	references to the preamble, recitals, schedules and clauses are to the preamble, recitals, schedules to and clauses of this Agreement unless otherwise specified;

(f)	references to any statute, statutory provision, directive or treaty include a reference to that statute, statutory provision, directive or treaty, as amended, extended, consolidated or replaced from time to time (whether before or after the date of this Agreement) and include any order, regulation, instrument or other subordinate legislation made under the relevant statute, statutory provision, directive or treaty;

(g)	whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.

1.2.	Schedules, Annexes and Headings

The schedules, annexes and other documents attached hereto shall be construed as forming part of this Agreement and shall have the same force and effect as if set out in the body of this Agreement and references to this Agreement include the schedules, headings and annexes. The headings are inserted for convenience only and shall not affect the construction of this Agreement.

1.3.	Other Matters

(a)	Subject to the Applicable Law and unless otherwise specified in this Agreement, where there are references in this Agreement to matters requiring the consent, approval, resolution or agreement of the shareholders or the board, such consent, approval or agreement is to be given in accordance with the memorandum and articles of association of the Company and this Agreement.

(b)	In this Agreement any obligation (if any) of a shareholder to procure that the Company does or does not undertake or perform any action shall require that shareholder only to exercise its voting rights and other rights and powers of control as are from time to time available to it in relation to the Company (including under and subject to this Agreement and the memorandum and articles of association).

2.	TRANSFER

2.1.	Pursuant and subject to the terms and conditions set forth in this Agreement (including, without limitation and where applicable, the Conditions Precedent), the Seller hereby sells and transfers to the Purchaser, which hereby accepts, purchases and takes delivery of the Shares with full title transfer guarantee and free from Encumbrances.

2.2.	The sale and purchase of the Shares shall include all rights and benefits pertaining to the Shares, including the right to any dividends pertaining to such Shares, with effect from the Closing Date. All benefits and risk (including, without limitation, economic risk and force majeure risk) associated with the Shares shall pass from the Seller to the Purchaser with effect as of the Closing Date.

3.	CONSIDERATION

3.1.	In consideration for the acquisition of the Shares by the Purchaser from the Seller, the Purchaser shall pay to the Seller the amount of one million, three hundred and fifty thousand United States Dollars (US$1,350,000) (the ‘Purchase Price’), which shall be payable and satisfied on and as of the Closing Date by means of the issuance and allotment of the Consideration Shares by the Purchaser in favour of the Seller.

3.2.	For the purposes of Clause 3.1, the Consideration Shares shall be a number of shares of Purchaser common stock equal to 1,726,784 shares, which number has been calculated by dividing the Purchase Price by the twenty (20) trading-day volume weighted average price of the common stock of the Purchaser as reported on the Nasdaq Stock Market immediately prior to the date of this Agreement, and excluding any fractional shares.

3.3.	By not later than 30 calendar days from the Closing Date, the Seller shall also procure that Koala Capital refunds to the Purchaser the amount of three hundred and fifty thousand United States Dollars (US$350,000) in immediately available funds to a bank account to be specified by the Purchaser, by way of refund of the amount which was previously paid by the Purchaser to Koala Capital(the “Refunded Deposit”).

3.4.	In connection with the Consideration Shares, the Purchaser hereby acknowledges and agrees to the following:

(a) Each certificate representing Consideration Shares issued to the Seller shall be stamped or otherwise imprinted with a legend in substantially the following form:

i.	“The shares of Common Stock represented by this certificate have not been registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”), or any other securities laws. No transfer of the shares represented by this certificate shall be valid or effective unless (a) such transfer is made pursuant to an effective registration statement under the Securities Act and in compliance with any applicable securities laws, or (b) the Holder shall deliver to the Company an opinion of counsel in form and substance reasonably acceptable to the Company that such proposed transfer is exempt from the registration requirements of the Securities Act and of any applicable securities laws, whether pursuant to the provisions of Regulation S promulgated under the Securities Act or otherwise. Hedging transactions involving shares of the Common Stock of the Company are prohibited, unless such transactions are conducted in compliance with the Securities Act.”

(b) The Seller will not resell any of the Consideration Shares except (i) in accordance with the provisions of Regulation S, (ii) pursuant to registration under the Securities Act, or (iii) pursuant to an available exemption from registration.

(c) The Seller will not engage in hedging transactions with regard to the Consideration Shares unless such transactions are conducted in compliance with the Securities Act.

4.	CLOSING

4.1.	Subject to the terms and conditions of this Agreement, on the Closing Date:

4.1.1	each Party shall deliver to the other Party a copy of the resolutions of its board of directors approving Closing and the execution and delivery of each of the documents to be delivered at Closing;

4.1.2	the Seller shall deliver to the Purchaser a copy of the resolution of the board of directors of the Company unconditionally and unequivocally approving the Transaction and the purchase of the Shares by the Purchaser in accordance with the terms of article 19 of the articles of association of the Company;

4.1.3	the Purchaser shall issue, as of the Closing Date, the Consideration Shares in favour of the Seller in accordance with the terms of this Agreement;

4.1.4	the Seller shall procure the submission, to the Registrar, of the statutory Form T, Form BO2 and the short form share transfer agreement (substantially as per the attached drafts marked as annexes A, B and C respectively) in respect of the transfer of the Shares, together with the statutory Form I(1) in connection with the Company ceasing to be a single member company (substantially as per the attached draft marked as annex D);

4.1.5	each Party and the Company shall execute the shareholders’ agreement substantially as per the attached draft marked as annex E;

4.1.6	the Purchaser and Alan Tak Wai Yau shall execute the Share Charge substantially as per the attached draft marked as annex F, and the Seller shall procure such execution by Alan Tak Wai Yau, and the Purchaser and Koala Capital shall execute the Guarantee substantially as per the attached draft marked as annex G, and the Seller shall procure such execution by Koala Capital.

4.2.	Forthwith following the Closing Date, the Parties shall procure the notification by the Company to the MFSA of the Transaction and the provision by the Company of any additional information as the MFSA may require on the Transaction.

4.3.	By not later than 30 calendar days from the Closing Date, the Seller shall procure that the Purchaser is provided with irrevocable and unconditional bank instructions for the transfer of the Refunded Deposit to the bank account indicated by the Purchaser.

5.	INDEMNIFICATION AND WARRANTIES

5.1.	Each Party mutually warrants and represents to the other that, as at the Closing Date:

5.1.1.	It has the legal right and full power to execute and deliver, and to exercise all rights and to perform all obligations arising under this Agreement;

5.1.2	This Agreement and all other documents which are to be executed by it in terms hereof shall, when executed, create legal, valid and binding obligations enforceable in accordance with their terms; and

5.1.2.	All corporate actions required to validly and duly authorise the execution and delivery of, and the exercise of any rights and the performance of any obligations arising under this Agreement, has been duly taken.

5.2.	Each Party respectively represents and warrants to the other that it has full power and authority to enter into this Agreement and, where relevant, to carry out its obligations thereunder, and that this Agreement has been duly executed by such Party and constitutes valid and binding obligations of such Party enforceable in accordance with its terms and conditions.

5.3.	Each Warranty is to be construed independently and (except where this Agreement provides otherwise) is not limited by a provision of this Agreement or another Warranty. The Warranties made by the Company and the Seller shall be given on the Closing Date.

5.4.	The Seller hereby further warrants and represents that:

5.4.1	Capacity and authority of the Seller and the Company

a.	The Seller and the Company are duly registered, incorporated, validly existing and in good standing under the Applicable Law and have all corporate powers required to carry on their business as presently conducted;

b.	None of the Seller or the Company are, or have agreed to become, a member of any partnership, joint venture, consortium or other unincorporated association;

c.	All corporate and other actions required to be taken by the Seller and the Company to authorise the execution of this Agreement and the performance of Seller’s obligations under this Agreement have been duly taken;

d.	This Agreement has been duly executed on behalf of the Seller and constitutes legal, valid and binding obligations of the Seller, enforceable in accordance with its terms;

e.	The execution and performance of this Agreement do not conflict with or result in a breach of any provision of the articles of association or similar documents of the Seller or the Company or any agreement or instrument to which the Seller or the Company is a party nor with any provision of any Applicable Law. There are no rights, privileges or advantages presently enjoyed by the Company which might be lost as a result of the consummation of the transactions contemplated under this Agreement;

f.	No approval, consent, licence or notice to any regulatory or governmental body must be obtained or made by the Seller in connection with the execution and performance by the Seller of this Agreement, other than the notification to the MFSA referred to in Clause 4.2 of this Agreement;

g.	All records which are required to be kept by the Company have been properly kept in all material respects, are located at its registered office and are materially in compliance with all Applicable Law;

h.	Neither the Seller nor the Company is insolvent or bankrupt under the laws of Malta, unable to pay its debts as they fall due or has proposed or is liable to any arrangement (whether by court process or otherwise) under which its creditors (or any group of them) would receive less than the amounts due to it. No actions, requests or proposal has been taken or made and no resolution has been adopted for the dissolution, liquidation, merger, de-merger or other reorganisation of the Seller or the Company nor do any circumstances exist which may result in any such event. Neither the Seller nor the Company has been declared bankrupt, insolvent or granted any suspension of payments;

i.	No shareholders’ resolutions have been taken with respect to the Company that have not yet been fully implemented.

j.	All actions taken by or on behalf of, or purported to be taken by or on behalf of, the Company have been taken with all due authorisation and approvals of the Company and have been ratified accordingly.

5.4.2	Shares

a.	The Shares shall represent nine percent (9%) of the entire issued share capital of the Company as at the Closing Date;
b.	The Shares shall be legally and validly issued and fully paid up, the Purchaser shall hold unlimited and unconditional title to the Shares, and its rights with respect to such Shares shall not be subject to reduction, rescission or any type of nullification;
c.	The Shares shall be free of any Encumbrances and any other third-party rights or attachments, and there shall not be any options, preferential rights or other rights pursuant to which any person is entitled to demand transfer on one or more of the Shares or issue of additional shares in the Company;
d.	The Purchaser shall be authorised to transfer the Shares, subject to any restrictions imposed by the memorandum and articles of association of the Company and Applicable Law;
e.	No depositary receipts have been issued with respect to the Shares, nor do any third parties have any other type of beneficial interest in one or more of the Shares.

5.4.3.	Financial matters

a.	The Company has duly completed relevant formal filing obligations arising from Applicable Law;
b.	The Company has prepared all statutory books required to be kept by it in terms of Applicable Law and the IFRS. The administration and bookkeeping of the Company are accurate and complete, has been maintained properly and is capable of providing adequate detailed information as to the Company’s financial position, assets and result of operations at any time.
c.	The annual accounts of the Company have been or are being properly drawn up in a consistent manner in accordance with Applicable Law.
d.	The accounts of the Company provide a true and fair view of the financial position, assets, liabilities and results for the accounting reference period.

e.	The annual accounts of the Company include all adjustments necessary for the fair presentation of the information set forth therein, and no adjustments or restatements are or will be necessary in respect of any items of an unusual or non-recurring nature, except as expressly specified in the annual accounts.
f.	All accounts and other financial records required to be prepared, stored, and kept by Applicable Law, are duly prepared, safely stored and correctly kept.
g.	The Company owns the assets that are reflected as being owned in the books and records, free and clear of all Encumbrances.
h.	The Company is not the owner of, or subject to any agreement or option to own, any real property or any interest in any real property.

5.4.4	Disputes

a.	The Company has not received any written notice of any outstanding claim or liability in respect of their business, or are aware of any actual or prospective claim or liability or any facts or circumstances, which could give rise to any such claim or liability;
b.	The Company is not engaged in any litigation or arbitration proceedings with any person or entity or any dispute with any Tax or other authorities, governmental departments or bodies, as plaintiff or defendant, and there are no such litigation, proceedings or disputes pending or threatened, either by or against them, including any actual or threatened litigation or regulatory action, which could or might result in the revocation or amendment of the VFA Licence, or the imposition by any court of any injunction or garnishee order on their business or obligation to pay any damages, fees, penalties or payments of similar nature: Provided that the Purchaser hereby acknowledges that as of Closing Date, the Company has voluntarily suspended, and the MFSA has approved the voluntary suspension of, the VFA Licence in terms of Applicable Law.

5.4.5	Employees

a.	The Company does not have any employees;
b.	The Seller is not aware of any labour dispute pending or threatened between the Company and any of their employees that can be considered material;
c.	As of the Closing Date, the Company complies in all material aspects with their obligations under Applicable Law, collective bargaining agreements or any employment agreements of employees;
d.	The Seller is not aware of any claims, investigations or proceedings concerning breach of any employment contracts, incentive arrangements, laws or collective bargaining agreements which are pending or threatened against the Company;
e.	The Company has not agreed upon any share option or bonus agreement or similar arrangements in so far as such agreement or arrangement was not part of the information disclosed to the Purchaser before the Closing Date;
f.	As at the Closing Date, no existing employee of managerial position has given a written notice of termination of the employment or service agreement between such employee and the Company, and no such employee has threatened such action, except those terminations or actions which have been notified to the Purchaser in writing as at the Closing Date.

5.4.6.	Intellectual property

a.	No activities of the Company infringe any Intellectual Property Rights of any third party and no claim and/or notice has been made against the Company in respect of such infringement;
b.	There has been no unauthorised use by any person of any Intellectual Property Rights of the Company;

c.	All types of Intellectual Property Rights (copyrights etc.) and domain names required to conduct the Business and/or which are in use by the Company at the Closing Date are owned and registered in the name of the Company, or otherwise licensed or sub-licensed to the Company (as the case may be).

5.4.7	Regulatory issues

a.	The Company is licensed as a Class 4 VFA service provider in terms of the VFA Act, which licence has as of the Closing Date been voluntarily suspended for a temporary period in terms of Applicable Law and no circumstances have arisen which might lead to a revocation or permanent suspension of said license;
b.	By not later than 31st December 2022, the MFSA shall have given its consent, ‘no objection’ or similar decision in writing for the suspension of the VFA Licence to be lifted (in such form and substance as is acceptable to the Purchaser) such that, by such date, the Company will be in a position to operate its business in the ordinary course;
c.	The Company has, as of the Closing Date, filed all returns, statutory forms, resolutions and documents required of it to submit to the Registrar, the MFSA or FIAU, as the case may be. There are no other correspondences with the MFSA or FIAU which have not been disclosed to the Purchaser;
d.	There has been no compliance visit or other visit by the MFSA, the FIAU or any other regulatory body in relation to the Company and/or its affairs which have not been disclosed to the Purchaser;
e.	The Company is not subject to any actual or threatened regulatory action which could or might result in the revocation or amendment of its license; or the imposition by any court of any injunction or garnishee order on its business; or the restriction of the Company’s business and/or operations in any manner whatsoever;
f.	The Company’s VFA License has been suspended on a purely voluntary basis upon its request and is not attributable to: (i) any regulatory reasons; (ii) breach of law and/or regulation; and/or (iii) any other reason which has not been disclosed in writing to the Purchaser; and
g.	The Company has complied, is currently, shall, as of the re-activation of the VFA Licence and as of the Closing Date be compliant with any and all conditions imposed by its license and any and all laws regulating its business, including the VFA Act and all rules issued thereunder and/or in connection therewith.

5.4.8	IT

a.	All contracts, licenses, leases and instruments in respect of computer software and programs owned by or licensed to the Company, are in full force and effect, are unamended and there are no outstanding defaults or breaches under any of them;
b.	All plans for, or requirements of, any material upgrades of or investments in information technology systems necessary for the operation of the Business have been disclosed to the Purchaser.

5.4.9	Insurance

a.	The Company has fulfilled all its obligations and paid the premiums under any of its insurance policies when due, and all insurance policies taken by the Company are in full force and effect, and there has been no act or omission that could make any such insurance policy void or voidable.
b.	There are no pending insurance claims or any insured events for which the Company has failed to claim compensation within the claim periods under applicable insurance policies.

5.4.10	Taxes

a.	All Taxes due by the Company before the Closing Date have been duly and timely paid if due, or, to the extent that any Taxes were due but not yet paid in respect of the relevant periods, adequately provided for in the relevant accounts.
b.	All notices, computations and returns which ought to have been made or filed before the Closing Date have been properly and duly submitted by the Company to the relevant Tax Authorities.
c.	All records which the Company is reasonably required to keep for Tax purposes or which would be typically needed to substantiate any claim made or position taken in relation to Tax by the Company, have been duly kept and are available for inspection at the premises.
d.	There are no notices of Tax litigation relating to Tax affecting the Company.
e.	The Company has complied with all statutory provisions, rules, regulations, orders and directions concerning wage tax, including the making on time of accurate returns and payments and the maintenance of records.

5.4.11	Investment Representations

a.	The Seller is acquiring the Consideration Shares solely for the Seller’s own account and has no agreement, understanding or arrangement to subdivide, sell, assign, transfer, or otherwise dispose of all or any part of such Consideration Shares to any other person. The Seller can bear the risks of an investment in the Consideration Shares and can afford the loss of its entire investment in the Consideration Shares.
b.	The Seller agrees that if it decides to offer, sell, or otherwise transfer or pledge all or any part of the Consideration Shares, it will not offer, sell, or otherwise transfer or pledge any of such shares, directly or indirectly unless pursuant to an effective registration statement under the Securities Act or pursuant to the exemption from such registration (such as provided by Rule 144 under the Securities Act, if available) and in compliance with any applicable state and other securities laws.
c.	The Seller understands and acknowledges that the issuance and sale of the Consideration Shares by the Purchaser to the Seller has not been registered under the Securities Act; that such shares are “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act; and that upon the original issuance thereof, and until such time as the same is no longer required under applicable requirements of the Securities Act or applicable state securities laws, the certificates (or other book entry positions) evidencing the Consideration Shares, and all certificates (or book entry positions) issued in exchange therefor or in substitution thereof, shall bear a legend to the effect set forth in clause 3.4(a) of this Agreement.
d.	The Seller confirms that the Consideration Shares were not offered to it by means of general solicitation or general advertising, as those terms are used in Regulation D under the Securities Act, including, without limitation, advertisements, articles, notices, and other communications published in any newspaper, magazine or on the Internet, or broadcast over radio, television or on the Internet, or any seminar or meeting whose attendees have been invited by general solicitation or general advertising.
e.	The Seller understands and acknowledges that the Purchaser is not obligated to file and has no present intention of filing with the United States Securities and Exchange Commission, or with any state securities administrator, any registration statement in respect of resales of the Consideration Shares.

5.4.12	Other topics

a.	There are no liabilities, contingent or otherwise, of the Company which are not disclosed to the Purchaser or reflected in the relevant accounts.
b.	The Company is not in default under any agreement or arrangement to which they are a party and there are no circumstances likely to give rise to such a default.

c.	None of the foregoing representations, warranties and statements of fact contains any untrue or inaccurate statement of material fact or omits to state any material fact concerning the matters which are the subject of such representations, warranties and statements.

5.5.	In the event that any representation or Warranty made by the Seller under Clause 5.4 is untrue, inaccurate or incorrect in any material respect, in whole or in part, or this Agreement is otherwise breached by the Seller then, subject to the provisions of this Agreement, the Seller shall indemnify the Purchaser for any and all damages. For the purpose of this Agreement, “damages” shall mean all actually incurred losses, damages, liabilities, costs, expenses, fines and penalties suffered by the Purchaser and, following Closing, the Company. The Parties agree that the Purchaser shall not be entitled to any damages for which they have already been compensated for the same breach.

5.6.	In the case of a breach of a Warranty by the Seller, the Purchaser shall as soon as possible inform the Seller thereof by giving formal notice in writing to the Seller (the ‘Notice of Breach’) and the Seller shall not be liable for any Claim (as defined below) unless the Seller receives from the Purchaser written notice containing such details as are then available of the matter giving rise to the claim. The aggregate amount of the liability of the Seller shall not in any circumstances exceed an amount equal to the Purchase Price. Furthermore, all claims of the Purchaser arising under this Clause 5.6 shall be time-barred upon the lapse of two (2) years after the Closing Date, save for claims made for a breach arising from the Warranties under Clauses 5.4.1 and 5.4.2 relating to capacity and authority of the Seller and the Company and the Shares respectively, that shall be barred upon the lapse of five (5) years after the Closing Date and save for claims made for a breach arising from the Warranties under Clause 5.4.10 relating to tax, that shall be barred upon the lapse of seven (7) years after the Closing Date. The time limitations under this Clause 5.6 shall be suspended as soon as the Purchaser has given a Notice of Breach.

5.7.	The Seller shall not be liable to the Purchaser if liability under it is less than fifty thousand Euro (€50,000) and/or if and to the extent that the facts, matters, events or circumstances forming the basis of a claim under Clause 5.6 had been fairly disclosed to the Purchaser in writing. For the avoidance of doubt, ‘fairly disclosed’ means that any facts, circumstances or conclusions or assessments that the Purchaser could have ascertained directly from the information provided to the Purchaser in terms hereof.

6.	CONFIDENTIALITY

6.1.	The Parties shall (i) keep strictly confidential the existence and contents of this Agreement and any information obtained by them in connection with the negotiation and execution of this Agreement; (ii) effectively prevent any access by third parties to such information; and (iii) shall not use such confidential information for itself or for any third party except as required or permitted by this Agreement and the transactions contemplated thereby:

Provided that the above provisions shall not apply to information, facts or circumstances which are publicly known on the date hereof, become publicly known without any violation of this covenant, or the disclosure of which is required by law or a competent authority.

6.2.	The Parties shall have the right to submit any information protected under Clause 6.1 to any of their Affiliates or any third party only for the purposes of the execution and consummation of this Agreement and the transactions contemplated herein.

6.3.	Before making any announcements required by Applicable Law or a competent authority or press release or similar voluntary announcement with respect to this Agreement and the transaction contemplated herein, the Parties shall (to the extent permitted by Applicable Law) reach an agreement on the content of such press release or similar voluntary announcement.

7.	COSTS AND TAXES

7.1.	Each Party shall bear its own fees and expenses in relation to this Agreement, including legal fees.

7.2.	Any capital gains which may be incurred by the Seller as a result of the transfer of the Shares in terms of the Income Tax Act (Cap. 123 of the laws of Malta) and any subsidiary legislation thereunder shall be borne and paid by the Seller.

7.3.	Any stamp duty which may be payable in terms of the Duty on Documents and Transfers Act (Cap. 364 of the laws of Malta) and any subsidiary legislation thereunder arising as a result of the transfer and acquisition of the Shares shall be borne and paid by the Purchaser in accordance with Applicable Law.

8.	INDEMNIFICATION

8.1	Seller shall indemnify, defend and hold harmless Purchaser, its parent and subsidiary entities, and any entity controlled, controlled by or under common control with such entities and the officers, directors, consultants, employees, successors and permitted assigns of each, from and against any damages, losses and expenses (including reasonable attorneys’ fees) as a result of any claims, including any third-party claims, demand or action (collectively, a “Claim”) arising from any breach of any of the representations, warranties or agreements made by Seller hereunder. Purchaser shall promptly notify Seller of any such Claim; provided that the failure to provide such notice shall not relieve Seller of its indemnification obligations hereunder except to the extent of any material prejudice directly resulting from such failure. Seller shall bear full responsibility for the defense (including any settlements) of any such Claim; provided, however, that (i) Seller shall keep Purchaser informed of, and consult with Purchaser in connection with the progress of such litigation or settlement and (ii) Purchaser shall not have any right, without Seller’s written consent, to settle any such Claim, such consent not to be unreasonably withheld.

8.2	Purchaser shall indemnify, defend and hold harmless Seller, its subsidiary entities, and any entity controlled, controlled by or under common control with such entities and the officers, directors, consultants, employees, successors and permitted assigns of each, from and against any damages, losses and expenses (including reasonable attorneys’ fees) as a result of any Claim arising from any breach of any of the representations, warranties or agreements made by Purchaser hereunder. Seller shall promptly notify Purchaser of any such Claim; provided that the failure to provide such notice shall not relieve Purchaser of its indemnification obligations hereunder except to the extent of any material prejudice directly resulting from such failure. Purchaser shall bear full responsibility for the defence (including any settlements) of any such Claim; provided, however, that (i) Purchaser shall keep Seller informed of, and consult with Seller in connection with the progress of such litigation or settlement and (ii) Purchaser shall not have any right, without Seller’s written consent, to settle any such Claim, such consent not to be unreasonably withheld.

9.	MISCELLANEOUS

9.1.	No variation of this Agreement shall be valid unless it is in writing and signed by or on behalf of each of the Parties. The failure to exercise or delay in exercising a right or remedy under this Agreement shall not constitute a waiver of the right or remedy or a waiver of any other rights or remedies and no single or partial exercise of any right or remedy under this Agreement shall prevent any further exercise of the right or remedy or the exercise of any other right or remedy. The rights and remedies contained in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

9.2.	Nothing in this Agreement (or any of the arrangements contemplated by it) is or shall be deemed to constitute a partnership between the Parties nor, except as may be expressly set out in it, constitute either Party the agent of the other for any purpose. Unless the Parties agree otherwise in writing, the Purchaser shall not (i) enter into any contracts or commitments with any other person as agents for the Company or for the other Party; or (ii) describe itself as such an agent or in any way hold itself out as being such an agent.

9.3.	If there is a conflict between the terms of this Agreement and any other pre-existing agreement, this Agreement shall prevail (as between the Parties to this Agreement) unless (i) such agreement expressly states that it overrides this Agreement in the relevant respect and (ii) the Parties are either parties to that other agreement or otherwise expressly agree in writing that such other agreement shall override this Agreement in that respect.

10.	FURTHER ASSURANCE

10.1.	Each of the Parties agrees from time to time to perform at its own costs (or procure the performance of) all further acts and things and execute and deliver (or procure the execution and delivery of) such further documents, as may be required by Applicable Law or as may be necessary or reasonably required by, and in a form satisfactory to, the other Parties to implement and give effect to this Agreement and the transactions contemplated herein for the purpose of vesting in and securing to such Parties the full benefit of this Agreement (including the execution of all deeds and documents, procuring the convening of all meetings, the giving of all necessary waivers and consents and the passing of all resolutions and otherwise exercising all powers and rights available to them).

10.2.	Upon the execution of this Agreement, the Seller shall use its best effort to facilitate the Purchaser’s further acquisition of the Company until it holds or owns no less than 51% of total issued capital of the Company.

11.	ENTIRE AGREEMENT

11.1.	This Agreement constitutes the entire agreement amongst the Parties and, subject to clause 9.3 above, supersedes any previous agreements between the Parties relating to the subject matter of this Agreement. Except in the case of fraud or fraudulent concealment, no Party shall have any right of action against any other Party to this Agreement arising out of or in connection with any Pre- Contractual Statement except to the extent that it is repeated in this Agreement. For the purpose of this Clause, ‘Pre-Contractual Statement’ means any draft, agreement, term sheet, undertaking, representation, warranty, promise, assurance, or arrangement of any nature whatsoever, whether or not in writing, relating to the subject matter of this Agreement made or given by any Person at any time prior to the date of this Agreement.

12.	ASSIGNMENT

12.1.	This Agreement shall be binding on and endure for the benefit of the successors, permitted assigns and personal representatives (as the case may be) of each of the Parties.

12.2.	None of the Parties may assign their rights and obligations under this Agreement in whole or in part without the prior written consent of the other Parties.

13.	NOTICES

13.1.	Any notice under this Agreement shall be in writing addressed as provided in Clause 13.3 and signed by or on behalf of the Party giving it.

13.2.	Any such notice shall be served:

(a)	by email to an email address, in which case it shall be deemed to have been received on the same Business Day if the email was sent before 1700 hours of the recipient Party, or on the following Business Day if the email was sent after 1700 hours of the recipient Party;
(b)	by delivering it personally to the addressee, in which case it shall be deemed to have been received upon delivery;
(c)	by leaving it at the addressee’s address, in which case it shall be deemed to have been received when left at the addressee’s address; or
(d)	by pre-paid recorded delivery post, in which case it shall be deemed to have been received five (5) Business Days after posting and in proving the time of despatch it shall be sufficient to show that the envelope containing such notice or communication was properly addressed, stamped and posted.

13.3.	Subject to Clause 13.4 below, the addresses for service of notices for the purposes of sub- Clause 13.1 are:

Purchaser

Professional	Diversity Network Inc.
Attention:	Xin (Adam) He
Address:	55 East Monroe Street, Suite 2120, Chicago, Illinois 60603, USA
Email:	adamhe@ipdnusa.com

Seller

Attention:	Mingrui Xu
Address:	Dragonara Business Centre, 5th Floor, Dragonara Road, St Julian’s STJ 3141, Malta
Email:	raymond@koalaplatform.com

13.4.	Any Party to this Agreement may notify the other Parties of another address for the purposes of this Clause 13, provided that such notification shall only be effective on the date specified in such notice or five (5) Business Days after the notice is given, whichever is later.

13.5.	The Parties agree that the documents which start any legal proceedings relating to this Agreement and any other documents required to be served in relation to those proceedings may be served on any party in accordance with, and subject to the provisions of, Clause 13.2. These documents may, however, be served in any other manner allowed by Applicable Law. This clause applies to all proceedings wherever started.

14.	COUNTERPARTS

14.1.	This Agreement may be executed in any number of counterparts, and by the Parties in separate counterparts, each of which when executed and delivered by each Party shall be an original of this Agreement, but all the counterparts together shall constitute one and the same instrument.

14.2.	Transmission of the executed signature page of a counterpart of this Agreement by email (in PDF, JPEG or other agreed format) shall take effect as delivery of an executed counterpart of this Agreement. If either method of delivery is adopted, without prejudice to the validity of the Agreement thus made, each Party shall provide the others with the original of such counterpart as soon as reasonably possible thereafter. No counterpart shall be effective until all Parties have executed and delivered at least one counterpart.

15.	SEVERABILITY

15.1.	If any provision of this Agreement (or part of a provision) is found by any court or administrative body of competent jurisdiction to be invalid, unenforceable or illegal:

(a)	so far as it is illegal, invalid or unenforceable, it shall be given no effect and shall be deemed not to be included in this Agreement but it shall not affect or impair the legality, validity or enforceability in that jurisdiction of any other provisions (or part of a provision) of this Agreement in any other jurisdiction;
(b)	the Parties shall use all reasonable endeavours to replace it with a valid and enforceable substitute provision or provisions but differing from the replaced provision as little as possible and the effect of which is as close to the intended effect of the illegal, invalid or unenforceable provision; and
(c)	the remaining provisions of this Agreement will remain in full force in that jurisdiction and all provisions will continue in full force in any other jurisdiction.

16.	GOVERNING LAW AND JURISDICTION

16.1.	This Agreement and any non-contractual obligations arising out of or in relation to it shall be governed by and construed in accordance with Maltese law. The Parties agree that the courts of Malta are to have exclusive jurisdiction to settle any dispute, whether contractual or non-contractual, (including claims for set-off and counterclaim) which may arise out of or in connection with the creation, validity, effect, interpretation or performance of, or the legal relationships established by this Agreement or otherwise arising out of or in connection with this Agreement and for such purposes irrevocably submit to the jurisdiction of the Courts of Malta.

IN WITNESS WHEREOF the Parties, acting through their duly authorised representatives, have caused this Agreement to be executed and delivered in their respective names on the date first set out above.

Xin	(Adam) He
Title:	Chief Executive Officer For and on behalf of
Professional Diversity Network, Inc.

Mingrui Xu
For and on behalf of
Koala Malta Limited

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